CST Brands, Inc. Reports Second Quarter 2013 Results
● Revenues of $3.2 Billion
● Net Income of $50 Million Excluding Tax Item
● 4 New to Industry ("NTI") Stores Opened in Q2
● 4 Additional Stores Already Opened in Q3

San Antonio, August 13, 2013 - CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the second quarter ended June 30, 2013.

“We are extremely proud of our accomplishments since our May 1 spin,” said Kim Bowers, CST Chairman and CEO. “Our nearly 12,000 dedicated, hardworking employees never missed a beat. Our Corner Store Team Members continue to provide excellent customer service to our 10 million loyal, weekly customers; and our Service Center Team Members worked extraordinarily hard to make sure the transition to our new, independent company was a success.”

Three Months Results

For the three month period ending June 30, 2013, the Company reported net income of $43 million or $0.57 per diluted share. Included in net income is a deferred tax charge of approximately $7 million resulting from the loss of certain state tax credits that were no longer eligible for use in the Company's consolidated tax return after the separation and distribution from Valero. Excluding this spin-related tax charge, net income would have been $50 million or $0.66 per diluted share. Net income was $108 million or $1.43 per diluted share for the comparable period in 2012.

Revenues totaled $3.2 billion for the second quarter of 2013 compared to $3.3 billion for the same period of 2012. The modest decrease was driven in part by a $0.17 per gallon decline in the Company's average motor fuel selling price in the U.S. segment, accounting for $48 million of the decline in the U.S. segment motor fuel revenues. There was an average of 21 fewer retail fuel sites operating in the Canadian segment in the second quarter of 2013, compared to the same period last year, which was the primary reason for the overall decrease of $66 million in the Canadian segment motor fuel revenues. Also contributing to the overall revenue decline in the Canadian segment was a $21 million impact from foreign currency effects of the Canadian dollar relative to the U.S. dollar.

In the U.S., motor fuel gross margin (cents per gallon), after deducting credit card fees, was $0.17 compared to $0.30 in the second quarter of 2012. The Company experienced historically high motor fuel gross margins in the second quarter of 2012, due primarily to the volatility of crude oil during that period. U.S. merchandise gross margin, net of credit card fees, remained relatively unchanged when compared to the second quarter of 2012.

In Canada, the motor fuel gross margin (cents per gallon), after deducting credit card fees, was $0.24 compared to $0.28 in the second quarter of 2012. The margin decline was due primarily to the volatility of crude oil in the prior year period, which resulted in higher motor fuel gross margins in the second quarter of 2012. Canada merchandise gross margin, net of credit card fees, remained unchanged when compared to the second quarter of 2012. The merchandise gross margin percentage, net of credit card fees, for the Canada segment declined, when compared to the second quarter of 2012, primarily as a result of an increase in cigarette taxes.

Operating income was $81 million for the second quarter of 2013 compared to $164 million for the second quarter of 2012. EBITDA (the non-GAAP measures, including EBITDA, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release) was $112 million for the three month period ending June 30, 2013 compared to $193 million for the same period in 2012. The decrease in Operating income and EBITDA was due primarily to lower fuel margins, which is discussed above.

Six Months Results

Net income for the six months ending June 30, 2013 was $64 million or $0.84 per diluted share. For the same period in 2012, net income was $122 million or $1.62 per diluted share.

For the six month period ending June 30, 2013, revenues were approximately $6.4 billion compared to $6.6 billion for the six month period ending June 30, 2012. The reasons for the decline were similar to the three month period, as outlined above.

Operating income was $110 million for the six months ending June 30, 2013 compared to $183 million for the six months ending June 30, 2012. EBITDA was $172 million for the six month period ending June 30, 2013 compared to $239 million for the same period in 2012. The reasons for the decline were similar to the three month period, which are also outlined above.

New Store Openings

CST opened five new stores in the first six months of the year; four of these were opened in the U.S. in the second quarter of 2013. Additionally, three stores were opened in the U.S. and one in Canada during July and early August.

“An important growth initiative for CST is to invest in building new stores, which provide us with more square footage to dedicate to our signature food service offerings, and an overall increase in merchandise sales,” said Bowers. “In May, we opened our largest store to date, a 10,100 square-foot Corner Store and travel center in Three Rivers, TX, located in the heart of the Eagle Ford Shale drilling activity. While this store is quite a bit larger than our typical new store format, it has performed tremendously well in a short period of time.”

Bowers added, "We are very pleased with the contribution we continue to see with our new stores, which average 3,000 and 5,000 square feet in Canada and the U.S., respectively. Since the beginning of the year, we have now opened eight new stores in the U.S. and one in Canada and are on track to open seven additional stores in the U.S. and six in Canada over the remaining months of 2013. As the Company heads into 2014, we have momentum and resources that should give us the ability to double our new store builds from this year in the U.S. while also maintaining the current level of new construction in Canada. We are very proud of our new store growth and equally proud of our strong base of legacy stores in neighborhoods across the southwest U.S. and eastern Canada, where our enthusiastic Corner Store Team Members have greeted and served their customers for years. And our customers can expect the same level of enthusiastic customer service at our newest stores."

Liquidity and Capital Resources
For the three month period ending June 30, 2013, cash flow provided by operating activities totaled $395 million. The increase in cash provided by operating activities was due primarily to the change related to the Company's payment terms on motor fuel purchased from Valero, which were increased to “net 10” days after taking title to the motor fuel. Cash flow used in investing activities was $56 million, primarily related to capital expenditures. Cash flow provided by financing activities was $10 million, due to net activity with Valero prior to the spin, and the effect of foreign currency exchange rate changes was a reduction in cash of $5 million. Overall, cash increased in the quarter by $344 million.

Total capital expenditures for the three months ended June 30, 2013 totaled $50 million and were $90 million for the six month period ending June 30, 2013.

“We believe that we are in a good position coming out of the spin,” said Clay Killinger, CST Senior Vice President and Chief Financial Officer. “Ending the second quarter with $414 million in cash, and the additional liquidity available to us from our credit facilities, helps position us to grow for years to come.”

Conference Call
The Company will host a conference call on August 13, 2013 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss second quarter earnings results. The conference call numbers are 800-697-5978 or 630-691-2750 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CST Brands website (www.cstbrands.com). To listen to the audio webcast, go to http://www.cstbrands.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of sixty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CST Brands website at http://www.cstbrands.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CST BRANDS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Millions of Dollars, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues (a)	$3,211	$3,345	$6,399	$6,557
Costs and expenses:
Cost of sales	2,919	2,977	5,874	5,973
Operating expenses	161	161	320	316
General and administrative expenses	20	14	35	29
Depreciation, amortization and accretion expense	30	29	60	56
Total costs and expenses	3,130	3,181	6,289	6,374
Operating income	81	164	110	183
Other income, net	1	—	2	—
Interest expense	(7)	—	(7)	—
Income before income tax expense	75	164	105	183
Income tax expense	32	56	41	61
Net income	$43	$108	$64	$122
Earnings per common share
Basic earnings per common share	$0.57	$1.43	$0.84	$1.62
Weighted-average common shares outstanding (in thousands)	75,397	75,397	75,397	75,397
Earnings per common share – assuming dilution
Diluted earnings per common share	$0.57	$1.43	$0.84	$1.62
Weighted-average common shares outstanding – assuming dilution (in thousands)	75,407	75,397	75,402	75,397

Supplemental information:
(a) Includes excise taxes of:	$336	$501	$811	$979

CST BRANDS, INC.
SEGMENT OPERATING RESULTS
(Millions of Dollars)
(Unaudited)
Retail–U.S.
The following tables highlight the results of operations of the Retail–U.S. segment and its operating performance (in millions, except number of retail sites, per site per day, cents per gallon and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues:
Motor fuel	$1,661	$1,709	$3,280	$3,309
Merchandise	332	320	625	608
Other	14	15	30	31
Total operating revenues	$2,007	$2,044	$3,935	$3,948
Gross margin:
Motor fuel	$77	$138	$114	$159
Merchandise	98	96	185	181
Other	14	15	28	31
Total gross margin	189	249	327	371
Operating expenses	100	97	199	194
Depreciation, amortization and accretion expense	21	20	42	38
Operating income	$68	$132	$86	$139

Company operated retail sites at end of period	1,034	1,015	1,034	1,015

Average retail sites open during the period	1,033	998	1,033	998

Motor fuel sales (gallons per site per day)	5,080	5,163	5,064	5,104
Motor fuel sales (per site per day)	$17,683	$18,820	$17,552	$18,226
Motor fuel gross margin (cents per gallon):
Motor fuel margin, before credit card fees	$0.21	$0.34	$0.16	$0.21
Credit card fees	(0.04)	(0.04)	(0.04)	(0.04)
Motor fuel gross margin, net	$0.17	$0.30	$0.12	$0.17

Merchandise sales (per site per day)	$3,524	$3,529	$3,342	$3,351
Merchandise gross margin, net (percentage of merchandise revenues):
Merchandise gross margin, before credit card fees	30.3%	30.8%	30.4%	30.5%
Credit card fees	(0.7)%	(0.7)%	(0.7)%	(0.8)%
Merchandise gross margin, net	29.6%	30.1%	29.6%	29.8%

Retail–Canada
The following tables highlight the results of operations of the Retail–Canada segment and its operating performance (in millions, except number of retail sites, per site per day, cents per gallon and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues:
Motor fuel	$1,040	$1,106	$2,062	$2,168
Merchandise	67	65	126	123
Other	97	130	276	318
Total operating revenues	$1,204	$1,301	$2,464	$2,609
Gross margin:
Motor fuel	$66	$81	$116	$131
Merchandise	19	19	35	36
Other	18	19	47	46
Total gross margin	103	119	198	213
Operating expenses	61	64	121	122
Depreciation, amortization and accretion expense	9	9	18	18
Operating income	$33	$46	$59	$73

Retail sites (end of period):
Company- operated	265	254	265	254
Dealer / Agent (fuel only)	498	521	498	521
Cardlock (fuel only)	78	80	78	80
Total retail sites (end of period)	841	855	841	855

Average retail sites open during of period:
Company- operated	264	256	263	256
Dealer / Agent (fuel only)	500	526	503	527
Cardlock (fuel only)	77	80	79	81
Average retail sites open during the period	841	862	845	864

Motor fuel sales (gallons per site per day)	3,315	3,399	3,210	3,280
Motor fuel sales (per site per day)	$13,576	$14,099	$13,491	$13,786

Motor fuel gross margin (cents per gallon):
Motor fuel margin, before credit card fees	$0.26	$0.30	$0.24	$0.25
Credit card fees	(0.02)	(0.02)	(0.02)	(0.02)
Motor fuel gross margin, net	$0.24	$0.28	$0.22	$0.23

Merchandise sales (per site per day)	$2,798	$2,804	$2,646	$2,644
Merchandise gross margin, net (percentage of merchandise revenues):
Merchandise gross margin, before credit card fees	28.6%	30.1%	28.4%	30.1%
Credit card fees	(0.7)%	(0.8)%	(0.7)%	(0.8)%
Merchandise gross margin, net	27.9%	29.3%	27.7%	29.3%

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table set forth the Company’s EBITDA and EBITDAR for the three months and six months ending June 30, 2013 and 2012. EBITDA represents net income before income taxes, interest expense, depreciation, amortization and accretion expense. EBITDAR further adjusts EBITDA by excluding minimum rent expense. The Company believes that EBITDA and EBITDAR are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail operations; (b) securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities; and (c) the financial covenants in the Company's debt agreements use EBITDA and EBITDAR in calculating our total lease adjusted leverage ratio and fixed charge coverage ratio. EBITDA and EBITDAR are not recognized terms under U.S. generally accepted accounting principles (“GAAP”) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and EBITDAR have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the results of operations as reported under GAAP.

The following table presents a reconciliation of net income to EBITDA and EBITDAR (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$43	$108	$64	$122
Interest expense	7	—	7	—
Income tax expense	32	56	41	61
Depreciation, amortization and accretion	30	29	60	56
EBITDA	112	193	172	239
Minimum rent expense	7	7	13	13
EBITDAR	$119	$200	$185	$252

CST BRANDS, INC.
CONDENSED BALANCE SHEETS
(Millions of Dollars)

	June 30,	December 31,
	2013	2012
ASSETS
Cash	$414	$61
Other current assets	383	323
Total current assets	797	384
Property, plant and equipment, net	1,274	1,276
Other long-term assets	236	49
Total assets	$2,307	$1,709
LIABILITIES AND STOCKHOLDERS’ EQUITY / NET INVESTMENT
Current portion of debt and capital lease obligations	$29	$1
Other current liabilities	501	227
Total current liabilities	530	228
Debt and capital lease obligations, less current portion	1,025	4
Deferred income taxes and other long-term liabilities	201	230
Total stockholders' equity / net investment	551	1,247
Total liabilities and stockholders' equity/net investment	$2,307	$1,709

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST) is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs nearly 12,000 Team Members at approximately 1,900 locations throughout the Southwestern United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. For more information about CST, please visit www.cstbrands.com.

Contacts
Investors: Randy Palmer, Director - Investor Relations, 210-692-2160
Media: The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772

Safe Harbor Statement
Statements contained in this release that state the Company's or management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand's Form 10-Q or registration statement on Form 10 as amended and filed with the Securities and Exchange Commission, and available on the CST Brand's website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.